SECOND AMENDMENT
                             TO THE
                      MAGMA COPPER COMPANY
               EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

     Effective January 1, 1987, MAGMA COPPER COMPANY (the "Company") adopted the MAGMA COPPER COMPANY EXECUTIVE SUPPLEMENTAL BENEFIT PLAN (the "Plan") for the purpose of providing additional benefits to a select group of management or highly compensated employees of the Company. The Plan was thereafter amended on December 27, 1989. By this instrument, the Company desires to further amend the Plan.

          1. This Amendment shall amend only the Sections of the Plan set forth herein, and those Sections not amended hereby shall remain in full force and effect.

          2. Section 2.1 is hereby amended by the insertion of an additional definition at the end thereof, to read as follows:

          "(n) "Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

               (i)       On or after November 11, 1993, the
     shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction), in which no Person other than Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

               (ii) On or after November 11, 1993, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be disregarded; and provided further that, in the event of such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the Beneficial Owner of a percentage interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg, Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change in Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

               (iii) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51%) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership;

               (iv) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

               (v) A transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

               (vi) On or after the date hereof, the Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company;
     or

               (vii) The execution or approval by the Board of any agreement, the consummation of which would result in one of the foregoing.

          For purposes of this Section 2.1, the term "Beneficial Owner" shall have the same meaning as the term is given in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the term "Person" shall have the meaning given the term when used in sections 13(d) and 14(d) of such act. The term "Management Executive Committee" shall mean a committee appointed in writing by the then-acting Chief Executive Officer of the Company, comprised of such corporate officers and additional key employees of the Company as the Chief Executive Officer of the Company shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and to the other members of the Management Executive Committee.

          3. Section 10.1 is hereby amended by the addition of the following sentence at the end thereof:

               "In the event of a "Change in Control", as defined in Section 2.1, the Company will transfer to the Trustee of the Magma Copper Company Trust Fund for Executive Benefits an amount equal to the present value of the liability for benefits accrued to the date of the Change in Control pursuant to Sections 4.1, 6.1 and 7.1 (on the assumption that the benefit payable under Section 7.1 is the maximum benefit described in Section 7.2). The present value of such benefits as of such date shall be determined by the firm of actuarial consultants engaged by the Company at least six (6) months prior to the date of the Change in Control for purposes of determining liabilities under this Plan, using such assumptions as were used in computing such liabilities for financial reporting purposes by such actuarial consultants. Such transfer shall be made not later than thirty (30) days after the date of such Change in Control.

          4. Except as amended by this Second Amendment, which is effective as of November 11, 1993, the Company ratifies the terms of the Plan, as previously amended.

     DATED:  November 17, 1993



          MAGMA COPPER COMPANY

     BY:  M. H. Campbell
     Its: Vice President, Human Resources